Exhibit 4.2

Healthcare Realty Trust Incorporated
and
Regions Bank
as Trustee

Fourth Supplemental Indenture
Dated as of December 13, 2010

Supplement to Indenture dated as of May 15, 2001

Fourth Supplemental Indenture
     Fourth Supplemental Indenture, dated as of December 13, 2010, between Healthcare Realty Trust Incorporated, a Maryland corporation (hereinafter called the “Company”), having its principal office at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, and Regions Bank, an Alabama banking corporation, as Trustee (hereafter called the “Trustee”), having a Corporate Trust Office at 315 Deaderick St., 4th Floor, Nashville, Tennessee 37238, as Trustee under the Indenture (as hereinafter defined).
Recitals
     Whereas, the Company and the Trustee are parties to an Indenture, dated as of May 15, 2001, a copy of which is attached hereto as Exhibit A and which is incorporated herein by reference (hereinafter called the “Indenture”) providing for the issuance by the Company from time to time of its senior debt securities evidencing its unsecured and unsubordinated indebtedness (the “Securities”);
     Whereas, the Company desires to issue a series of senior debt securities under the Indenture designated as its 5.750% Senior Notes due 2021 (the “Notes”), and has duly authorized the creation of the Notes and the execution and delivery of this Fourth Supplemental Indenture to modify the Indenture and provide certain additional provisions as hereinafter described; and
     Whereas, the Company and the Trustee deem it advisable to enter into this Fourth Supplemental Indenture for the purposes of providing for the rights, obligations and duties of the Company and the Trustee with respect to the Notes and to set forth certain specific provisions with respect thereto.
     Now, Therefore, This Fourth Supplemental Indenture Witnesseth:
     For and in consideration of the premises, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:
Article One
Relation to Indenture; Definitions
     Section 1.01. This Fourth Supplemental Indenture constitutes an integral part of the Indenture.
     Section 1.02. Pursuant to Section 301(25) of the Indenture, so long as any of the Notes are Outstanding, the following definitions shall be applicable to the Notes, be included as defined terms with respect to the Notes for all purposes and, to the extent inconsistent with the definition of such term contained in Section 101 of the Indenture, shall replace such definition with respect to the Notes:
     “Annual Consolidated Interest Expense” for any twelve-month period means the Consolidated Interest Expense for such period in accordance with GAAP.

     “Capital Lease” means at any time a lease with respect to which the lessee is required concurrently to recognize the acquisition of any asset and the incurrence of a liability in accordance with GAAP.
     “Capitalized Lease Obligations” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.
     “Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.
     “Comparable Treasury Price” means (i) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
     “Consolidated Income Available for Debt Service” for any period means Earnings from Operations plus amounts which have been deducted, and minus amounts which have been added, for (i) Consolidated Interest Expense, (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization (other than amortization of debt discount) and depreciation, (iv) provisions for gains and losses from sales or joint ventures, (v) increases in deferred taxes and other non-cash items, (vi) charges resulting from a change in accounting principles, and (vii) charges for early extinguishment of debt.
     “Consolidated Interest Expense” means, for any period, and without duplication, all interest (including the interest component of rentals on capitalized leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment-in-kind, zero coupon and other like securities) of the Company and its Subsidiaries, but excluding legal fees, title insurance charges and other out-of-pocket fees and expenses incurred in connection with the issuance of Debt, all determined in accordance with GAAP, and the amount of dividends that are payable during such period in respect of any Disqualified Stock.
     “Consolidated Net Income” for any period means the amount of net income (or loss) of the Company and its Subsidiaries for such period determined in accordance with GAAP after eliminating intercompany accounts and transactions.
     “Corporate Trust Office” means the office of the Trustee at which, at any particular time, its service as Trustee hereunder shall be principally administered, which office at the date hereof is located at 315 Deaderick St., 4th Floor, Nashville, Tennessee 37238 and, for purposes of the Place of Payment provisions of Sections 305 and 1002 of the Indenture, is located at 315 Deaderick St., 4th Floor, Nashville, Tennessee 37238.
     “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of such Person, be paid in Capital Stock which is not Disqualified Stock), in each case on or prior to the Stated Maturity of the Notes.
     “Earnings from Operations” for any period means the net earnings determined in accordance with GAAP, excluding gains and losses on sales of investments, extraordinary items and property valuation losses.
     “Independent Investment Banker” means either Barclays Capital Inc. or UBS Securities LLC, as specified by the Company, or, if these firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.
     “Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including, in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
     “Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any Notes, the excess, if any, of (i) the sum of the present values as of the date of such redemption or accelerated payment of the remaining scheduled payments of principal and interest on the Notes to be redeemed or repaid (not including any portion of such payments of interest accrued to the date of redemption or repayment) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) plus 40 basis points, over (ii) the Outstanding Principal Amount.
     “Mortgage Debt” means Debt of the Company or any Subsidiary secured by a Lien on one or more parcels of their real property.
     “Notes” means the Company’s 5.750% Senior Notes due 2021.
     “Outstanding Principal Amount” means, at any time, 100% of the principal amount of Notes then outstanding to be redeemed or repaid.
     “Reference Treasury Dealer” means (i) Barclays Capital Inc. or UBS Securities LLC and their respective successors, provided, however, that if either of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer and (ii) any three other Primary Treasury Dealers selected by the Company after consultation with the Independent Investment Banker.

     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.
     “Secured Debt” means Debt secured by any mortgage, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible assets, other than those relating to intercompany debt. For purposes hereof, such Debt shall become Secured Debt at the time it first becomes secured by execution of any of the documents, instruments or agreements described in the immediately preceding sentence.
     “Total Assets” as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Company determined in accordance with GAAP (but excluding intangibles).
     “Total Unencumbered Assets” as of any date means the sum of (i) those Undepreciated Real Estate Assets not securing any portion of Secured Debt and (ii) all other assets of the Company and its Subsidiaries not securing any portion of Secured Debt determined in accordance with GAAP (but excluding intangibles) after eliminating intercompany accounts and transactions.
     “Treasury Rate” means, with respect to any Redemption Date:
•	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.
     “Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of any real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.
     “Unsecured Debt” means at any time the aggregate unpaid principal amount of all Debt of the Company and its Subsidiaries other than (i) Debt of a Subsidiary owing to the Company or to a Wholly-Owned Subsidiary, (ii) Mortgage Debt and (iii) Secured Debt.

     “Wholly-Owned Subsidiary” means, at any time, any Subsidiary 100% of all of the equity interests (except directors’ qualifying shares) and voting interests and all Debt of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.
Article Two
Creation of the Notes
     Section 2.01. Pursuant to the terms hereof and the Indenture, the Company hereby creates a series of its Notes known as the “5.750% Senior Notes due 2021” each of which shall be deemed Securities for all purposes of the Indenture.
     Section 2.02. The definitive form of the Notes shall be substantially in the form set forth in Exhibit B attached hereto, which is incorporated herein and made part hereof.
     Section 2.03. (a) The Notes will bear interest at a rate of 5.750% per annum, from December 13, 2010 or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid or duly provided for, payable semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2011 (each, an “Interest Payment Date”), to the Person in whose name such Note is registered at the close of business on January 1 or July 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (each, a “Regular Record Date”). Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.
     (b) The interest so payable on any Note which is not punctually paid or duly provided for on any Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the Person in whose name such Note is registered on the relevant Regular Record Date, and such Defaulted Interest shall instead be payable either (i) to the Person in whose name such Note is registered on the Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Note not less than ten days prior to such Special Record Date or (ii) may be paid at any time in any other lawful manner in accordance with the Indenture.
     (c) If any Interest Payment Date or Stated Maturity falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Stated Maturity, as the case may be.
     (d) The Notes will mature on January 15, 2021.
     Section 2.04. The Notes shall initially not exceed $400,000,000 in aggregate principal amount, and may, upon the execution and delivery of this Fourth Supplemental Indenture or from time to time thereafter, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company, signed by its President or a Vice President and by its Treasurer or an Assistant Treasurer or its Secretary or an Assistant Secretary, without further action by the Company. The series of Securities comprised of the Notes may be reopened and additional Notes forming a part of the same series may be issued in the future.
     Section 2.05. The Trustee’s certificate of authentication to be borne by the Notes shall be substantially of the tenor and purport as provided in the Indenture.
     Section 2.06. The Notes may be redeemed at any time in whole or from time to time in part, at the option of the Company, at a redemption price equal to the sum of (i) the Outstanding Principal Amount, (ii) accrued and unpaid interest on the Outstanding Principal Amount and (iii) the Make-Whole Amount, if any (the “Redemption Price”). The Company shall calculate the Redemption Price to be paid pursuant to this Section 2.06 and, together with any notice of redemption required by Section 1102 of the Indenture, shall provide the Trustee an Officer’s Certificate setting forth the Redemption Price, upon which Certificate the Trustee shall be entitled to rely.
     Section 2.07. The Place of Payment where the Notes may be presented or surrendered for payment, where the Notes may be surrendered for registration of transfer or exchange and where notices and demands to and upon the Company in respect of the Notes and the Indenture may be served shall be in the City of Nashville, Tennessee, and the office or agency for such purpose shall initially be located at 315 Deaderick St., 4th Floor, Nashville, Tennessee 37238.
     Section 2.08. Payment of the principal of and interest on the Notes will be made at the office or agency of the Company maintained for that purpose (which shall initially be an office or agency of the Trustee), in Dollars; provided, however, that, at the option of the Company, payments of principal and interest on the Notes (other than payments of principal and interest due at Stated Maturity) may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto located within the United States, provided, that such Person owns Notes in an aggregate principal amount of at least $1,000,000 and such Person makes a written request therefor for the appropriate Interest Payment Date.
     Section 2.09. Principal and interest on the Notes shall be payable in Dollars.
     Section 2.10. The Notes shall be issuable and transferable in fully registered form as Registered Securities, without coupons. The Notes shall each be issued in global form. The depository for the Notes shall be The Depository Trust Company (“DTC”). The Notes shall not be issuable in definitive form except as provided in the Indenture.
     Section 2.11. The Trustee shall initially serve as Registrar and Paying Agent for the Notes.
     Section 2.12. The provisions of Section 1402 and 1403 of the Indenture, together with the other provisions of Article Fourteen of the Indenture, shall be applicable to the Notes. The provisions of Section 1403 of the Indenture shall apply to the covenants set forth in Article Four of this Fourth Supplemental Indenture and to those covenants specified in Section 1403 of the Indenture.

Article Three
Appointment of the Trustee for the Notes
     Section 3.01. Pursuant and subject to the Indenture, the Company hereby appoints the Trustee as trustee to act on behalf of the Holders of the Notes, effective upon execution and delivery of this Fourth Supplemental Indenture. By execution, acknowledgement and delivery of this Fourth Supplemental Indenture, the Trustee hereby accepts appointment as trustee with respect to the Notes, and agrees to perform such trusts upon the terms and conditions in the Indenture and in this Fourth Supplemental Indenture set forth.
     Section 3.02. Any rights, powers, duties and obligations by any provisions of the Indenture conferred or imposed upon the Trustee shall, insofar as permitted by law, be conferred or imposed upon and exercised or performed by the Trustee with respect to the Notes.
Article Four
Covenants of the Company
     The covenants provided for by Article Ten of the Indenture will be applicable to the Notes. In addition, pursuant to Section 301(15) of the Indenture, so long as any of the Notes are Outstanding, the Company covenants and agrees as follows:
     Section 4.01. Limitations on Incurrence of Total Debt. The Company will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) is greater than 60% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.
     Section 4.02. Limitation on Incurrence of Debt Secured by any Lien. The Company will not, and will not permit any Subsidiary to, incur any Debt secured by any Lien upon any of the property of the Company or any Subsidiary if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP), which is secured by any Lien on property of the Company or any Subsidiary, is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.
     Section 4.03. Maintenance of Total Unencumbered Assets. The Company and its Subsidiaries will not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries on a consolidated basis.
     Section 4.04. Debt Service Coverage. The Company will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Consolidated Interest Expense for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by the Company and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.
Article Five
Miscellaneous
     Section 5.01. Each and every term and condition contained in the Indenture shall apply to this Fourth Supplemental Indenture with the same force and effect as if the same were herein set forth in full, with such omissions, variations and modifications thereof as may be appropriate to make the same conform to this Fourth Supplemental Indenture. As supplemented by this Fourth Supplemental Indenture, the Indenture shall be read, taken and construed as one and the same instrument; provided, however, that the rights, duties and obligations of the Trustee in this Fourth Supplemental Indenture shall be limited to those matters expressly relating to the Notes. The permissive rights of the Trustee to take any action under this Fourth Supplemental Indenture or the Indenture shall not be construed as duties.

     Section 5.02. Nothing contained in this Fourth Supplemental Indenture shall be construed to confer upon any person other than a Holder of the Notes, the Company and the Trustee any right or interest to avail itself or himself, as the case may be, of any benefit under any provision of the Indenture or this Fourth Supplemental Indenture.
     Section 5.03. All capitalized terms which are used herein and not otherwise defined herein are defined in the Indenture and are used herein with the same meanings as set forth in the Indenture.
     Section 5.04. This Fourth Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.
     Section 5.05. This Fourth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
     Section 5.06. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original but all such counterparts shall together constitute but one and the same instrument.
     Section 5.07. This Fourth Supplemental Indenture shall cease to be of further effect upon compliance with Section 401 of the Indenture with respect to the Notes created hereby.
     Section 5.08. The provisions of this Fourth Supplemental Indenture shall only be applicable with respect to, and govern the terms of, the Notes and shall not apply to any other Securities that may be issued by the Company under the Indenture.
     Section 5.09. In case any one or more of the provisions contained in this Fourth Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Fourth Supplemental Indenture or of the Notes, but this Fourth Supplemental Indenture and the Notes shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.
(signature page follows)

     In Witness Whereof, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

Healthcare Realty Trust Incorporated
Dated: December 13, 2010	By:
		Name:	Scott W. Holmes
		Title:	Executive Vice President and Chief Financial Officer

Regions Bank, as Trustee
Dated: December 13, 2010	By:
Name:
Title:

Acknowledgment
State of Tennessee
) SS:
County of Davidson
     On the ___ day of December, 2010, before me personally came Scott W. Holmes, to me known, who, being by me duly sworn, did depose and say that he is the Executive Vice President and Chief Financial Officer of Healthcare Realty Trust Incorporated, one of the parties described in and which executed the foregoing instrument, and that he signed his name thereto by authority of the Board of Directors.
[Notarial Seal]

Notary Public
Commission Expires

State of Tennessee
) SS:
County of Davidson
     On the _____ day of _____, 2010, before me personally came ___________, to me known, who, being by me duly sworn, did depose and say that he/she is a _____________ of Regions Bank, one of the parties described in and which executed the foregoing instrument, and that he/she signed his/her name thereto by authority of the Board of Directors.
[Notarial Seal]

Notary Public
Commission Expires

Exhibit A
Indenture
Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange
Commission on May 17, 2001.

Exhibit B
Form of Note
[Form of Face of Note]
     Unless this Note is presented by an authorized representative of The Depository Trust Company, a New York Corporation (“DTC”), to the Company or its agent for registration of transfer, exchange or payment and any Note issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein.
     Except as otherwise provided in Section 305 of the Indenture, this Security may be transferred, in whole but not in part, only to another nominee of the depositary or to a successor depositary or to a nominee of such successor depositary.
Healthcare Realty Trust Incorporated
5.750% Senior Note due 2021

No. _____ $___________	[Date] CUSIP: 421946 AG9
     For Value Received, the undersigned, Healthcare Realty Trust Incorporated (herein called the “Company”), a corporation organized and existing under the laws of the State of Maryland, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of _______________ Dollars on ___________, with interest (computed on the basis of a 360-day year of twelve 30-day months) at the rate of 5.750% per annum (a) on the unpaid balance thereof from the date hereof, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semi-annually in arrears on January 15 and July 15 each year, commencing July 15, 2011, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount, payable semi-annually as aforesaid. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture referred to below, be paid to the Person in whose name this Note is registered at the close of business on January 1 and July 1 (whether or not a Business Day), as the case may be, preceding such Interest Payment Date.
     Payments of principal of, interest on and any Make Whole Amount with respect to this Note are to be made in Dollars at the principal office of Regions Bank (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of which this Note is a part)

in Nashville, Tennessee or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Indenture referred to below.
     This Note is one of a series of 5.750% Senior Notes due 2021 (herein called the “Notes”) issued pursuant to the Fourth Supplemental Indenture, dated as of December 13, 2010 (as from time to time supplemented or amended, the “Fourth Supplemental Indenture”), and the related Indenture dated as of May 15, 2001 (as from time to time supplemented or amended, and as amended by the Fourth Supplemental Indenture, the “Indenture”), each between the Company and the Trustee, and is entitled to the benefits thereof. All terms used in this Note not defined herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
     This Note is a registered Note and, as provided in the Indenture, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
     The Company will make required prepayments of principal on the dates and in the amounts specified in the Indenture. This Note may be redeemed at the option of the Company, in whole at any time or from time to time in part, upon the payment of the Redemption Price with respect to that part of the Note to be redeemed.
     If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Indenture.
     This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
     This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been executed by the Trustee under the Indenture referred to herein.

     In Witness Whereof, Healthcare Realty Trust Incorporated has caused this instrument to be duly executed.
     Dated:

Healthcare Realty Trust Incorporated
By
Scott W. Holmes, Executive Vice President and
Chief Financial Officer

Attest:
By:
Rita Hicks Todd, Secretary

Certificate of Authentication This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture. Regions Bank, as Trustee
By:
Authorized Signatory

[Reverse of Note]
5.750% SENIOR NOTE DUE 2021
     This Note is one of a duly authorized issue of securities of the Company designated as the 5.750% Senior Notes due 2021, issued and to be issued in one or more series under the Indenture between the Company and the Trustee, to which the Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the first page hereof, initially limited in aggregate principal amount to $400,000,000.00.
     The covenants set forth in Article Four of the Fourth Supplemental Indenture and Article Ten of the Indenture shall be fully applicable to this Note.
     The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Note and (b) certain restrictive covenants and the related defaults and Events of Default applicable to the Company, in each case, upon compliance by the Company with certain conditions set forth in the Indenture, which provisions apply to this Note.
     If any Event of Default with respect to the Notes of this series shall occur and be continuing, the principal of, accrued interest and the Make-Whole Amount, if any, on, the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
     As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes of this series, the Holders of not less than 25% in principal amount of the Notes of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee, offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of not less than a majority in principal amount of Notes of this series at the time Outstanding a direction inconsistent with such request, and the Trustee shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof (and the Make-Whole Amount, if any) or any interest thereon on or after the respective due dates expressed herein.
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities of each series at the time Outstanding affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, Make-Whole Amount, if any, on, and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any Place of Payment where the principal of, Make-Whole Amount, if any, on, and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
     The Notes of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.
     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused “CUSIP” numbers to be printed on the Notes of this series as a convenience to the Holders of such Notes. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.
[REMAINDER OF PAGE INTENTIONALLY BLANK]

Abbreviations
     The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

Ten Com	—	as tenants in common
Ten Ent	—	as tenants by the entireties
JT Ten	—	as joint tenants with right of survivorship and not as tenants in common

Unif Gift Min Act -		Custodian

	(Cust)		(Minor)

Under Uniform Gifts to Minor Act
(State)
     Additional abbreviations may also be used though not in the above list

Assignment Form
     To assign this Note, fill in the form below:
     For Value Received, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[Please insert Social Security or other Identifying number of Assignee]

[Please print or type name and address including zip code, of Assignee]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing such person attorney to transfer such Note on the books of the Company, with full power of substitution in the premises.
Notice:	The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

Your Signature:
(Sign exactly as your name appears on the other side of this Note)
Signature Guarantee:

____________________________________________________
(Authorized Officer)
Signature must be guaranteed by an institution
which is a participant in the Securities Transfer
Agent Medallion Program (STAMP) or similar
program.

Schedule A
Schedule of Principal Amount
     The initial principal amount of this Global Note shall be $_____________. The following increases or decreases in the principal amount of this Global Note have been made:

Amount of	Amount of		Signature of	Date of
decrease in	increase in		authorized	exchange
principal	principal	Principal	officer of	following such
amount of this	amount of this	amount of this	Trustee or	decrease or
Global Note	Global Note	Global Note	Notes Custodian	increase